                                                                                        EXHIBIT 10.1

MILLENNIUM CELL INC.
CHANGE-IN-CONTROL AGREEMENT

                      THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), made and entered into as of June 22, 2007, by and between Millennium Cell Inc., a Delaware corporation (the “Company”), and Richard Mohring, an individual residing at 8 Princeton Court, East Brunswick, NJ 08816 (the “Executive”).

           WHEREAS, the Company considers it essential to its best interests to foster the continued employment of key management personnel and recognizes the distraction and disruption that the possibility of a Change in Control (as defined in Section 1(f) below) may raise to the detriment of the Company and its stockholders; and

           WHEREAS, the Company has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties in the face of a possible Change in Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.           DEFINITIONS.

(a)           “Affiliate” shall mean any business entity controlling, controlled by or under common control with the Company.

(b)           “Base Salary” shall mean the annual salary of the Executive at the time of termination of his employment.

(c)           “Beneficiary” shall mean (i) the person or persons named by the Executive, by written notice to the Company, to receive any compensation or benefit payable under this Agreement or (ii) in the event of his death, if no such person is named and survives the Executive, his estate.

(d)           “Board” shall mean the Board of Directors of the Company.

(e)           “Cause” shall mean any one of the following(all as reasonably determined by the Company):

                      (i)           a final judgment of conviction of the Executive for a felony entered by a trial court regardless of whether the Executive appeals the judgment; provided, however, that such felony is the type of felony that causes or threatens to cause material harm to the Company;

      (ii)           the issuance of a final award, judgment or order by an administrative agency, arbitrator, governmental body, governmentally-owned corporation, mediator, self-regulatory organization or trial court that the Executive is prohibited from performing any material duty as an employee of the Company or an Affiliate for more than three (3) months, regardless of whether the Executive appeals the award, judgment or order;

                                      (iii)           a final judgment determining that the Executive committed, or a final conviction of the Executive for, a violation of any federal, state or local law or regulation that adversely affects the Company or an Affiliate; provided, however, that this provision does not apply to a violation subject only to a monetary fine or penalty of Three Thousand Dollars ($3,000) or less;

                      (iv)           the neglect by the Executive on a regular basis, other than by reason of his disability or legal incompetency, of his material duties as an employee of the Company or an Affiliate;

                      (v)           the failure of the Executive, other than by reason of his disability or legal incompetency, to carry out the lawful business directions of the Company or any officer of the Company who customarily gives business directions to the Executive, and the failure continues for more than thirty (30) days after the Company or officer gives written notice to the Executive specifying the nature of the failure and requesting the Executive to cure it;

                      (vi)           any act or failure to act that (A) the Executive intends to cause or to threaten to cause a material loss to the business of the Company or an Affiliate or (B) constitutes gross negligence and causes or threatens to cause a material loss to the business of the Company or an Affiliate;

                                      (vii)           appropriation of the business opportunities of the Company or an Affiliate for the personal benefit of the Executive or any person or entity in which the Executive has an interest;

                                      (viii)                      intentional interference with the business of the Company or an Affiliate that is a violation of any law or provision of this Agreement, and that causes or threatens to cause a material loss to the business of the Company or an Affiliate;

                                      (ix)           falsification of any information given to any director or officer of the Company or an Affiliate; or

                                       (x)           any act by the Executive directed against the Company or an Affiliate of bribery, embezzlement, fraud, misappropriation of assets or the receipt of kickbacks.

(f)           “Change in Control” shall mean the occurrence of any of the following:

                                   (i)           the consummation of any consolidation or merger of the Company pursuant to which less than 50% of the outstanding voting securities of the surviving or resulting company is, directly or indirectly, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) by the Company or individuals or entities which were stockholders of the Company prior to the consolidation or merger;

                                       (ii)           the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all (as determined by a value of at least 50% of the fair market value of all of the assets of the Company), of the assets of the Company other than any sale, lease, exchange or other transfer to any company in which the Company or individuals or entities which were stockholders of the Company, directly or indirectly, beneficially own within the meaning of Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of such company after any such transfer;

                                       (iii)           any person (as such term is used in Section 13(d) of the Exchange Act, other than the Company, a subsidiary or one or more employee benefit plans established by the Company for the benefit of employees of the Company or any subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), whether directly, indirectly, of 35% or more of the outstanding common stock of the Company;

                                       (iv)           the consummation by any entity, person or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer pursuant to which the offeror shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), whether directly, indirectly, beneficially or of record, of 50% or moreof the outstanding voting securities of the Company; or

                                      (v)           a change in composition of the Board occurring within a rolling two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” shall mean directors who either (x) are members of the Board as of the date of this Agreement or (y) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest, including but not limited to a consent solicitation, relating to the election of directors to the Board).

(g)           “Disability” shall mean the illness or other mental or physical disability of the Executive, as determined by a physician mutually acceptable to the Company and the Executive, resulting in his inability to perform substantially all the duties of his position for a period of six or more consecutive months or an aggregate of six months in any 12-month period.

(h)           “Good Reason” shall mean, without the Executive’s prior written consent or that is not cured by the Company within thirty (30) days after its receipt of written notice of the Executive’s objection to the occurrence:

(i)           assignment to the Executive of any title, position, duties or responsibilities that are significantly diminished when compared with the title, position, duties or responsibilities of the Executive on the date of this Agreement;

(ii)           reduction in the Executive’s then current Base Salary;

(iii)           the Company’s failure to pay the Executive any material amounts otherwise vested and due him hereunder or under any plan, program or policy of the Company; or

                                               (iv)           the Executive being forced to relocate to a principal place of employment which is more than fifty (50) miles from the current address of the Company as set forth in Section 5.

         2.           TERM OF AGREEMENT.

                      This Agreement shall be effective immediately upon its execution by the Company and the Executive (the “Effective Date”) and shall remain in effect until September 25, 2008, subject to the earlier termination of the Executive’s employment with the Company for any reason; provided, however, that this Agreement shall remain in effect for a two-year period commencing upon the (A) occurrence of any Change in Control during the term of this Agreement or (B) termination of the Executive’s employment with the Company in anticipation of a Change in Control.

                               3.           ENTITLEMENT UPON TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON FOLLOWING, OR IN ANTICIPATION OF, A CHANGE IN CONTROL.

In the event of termination of the Executive’s employment within two years following, or in anticipation of, a Change in Control (a) by the Company without Cause or (b) by the Executive for Good Reason, he shall be entitled to the following:

                      (a)           GENERAL ENTITLEMENT: a prompt lump sum payment equal to:

(i)           his annual Base Salary through the date of termination;

(ii)           payment in lieu of any unused vacation, in accordance with the Company’s vacation policy and applicable laws;

(iii)           any annual or discretionary bonus earned but not yet paid to him for any calendar year prior to the year in which his termination occurs; and

(iv)           reimbursement of any reimbursable business expenses incurred by the Executive through the date of termination but not yet paid to him.

                      (b)           CHANGE-IN-CONTROL ENTITLEMENT:

                                               (i)           a prompt lump sum payment equal to 2 times the sum of (A) his annual Base Salary, at the rate in effect immediately before such termination, and (B) the average of his annual bonuses (calculating, for these purposes, the value of any bonuses paid in shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) on the basis of the closing sales price, regular way, of the Common Stock on the National Association of Securities Dealers, Inc., Automated Quotation System (Nasdaq) on the date such payment is made) payable with respect to the three calendar years prior to the year in which termination occurs (or the average of all annual bonuses paid to the Executive if the Executive has not been employed by the Company for each of the three calendar years prior to the year in which the termination occurs);

(ii)           continuing coverage under the life, disability, accident and health insurance programs covering senior executives of the Company generally, as from time to time in effect, for the two-year period immediately following such termination; and

(iii)           immediate and unconditional vesting of any unvested stock options and stock grants previously awarded to Executive and, for the one-year period following such termination, the right to exercise any stock options held by Executive.

           (c)           GOLDEN PARACHUTE EXCISE TAX.  The Company, at its sole expense, shall cause its independent certified public accountants (the “Accountants”) to promptly review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, the Executive under this Agreement and any other agreement and plan, to determine the applicability of Code Section 4999.  If the Accountants determine that (i) any such payments, distributions or benefits (the “Original Payment(s)”) are subject to excise tax under Code Section 4999,  and (ii) the amount of the Original Payment(s), reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount Executive would receive, after taxes, if he were paid only three times his Base Amount (as such term is defined in Code Section 280(b)(3)) less $1.00, then the payments to be made to the Executive under this Agreement which are contingent on a Change of Control shall be reduced to an amount which, when added to the aggregate of all other payments to the Executive which are contingent on a Change of Control, will make the total amount of such payments equal to three times his Base Amount less $1.00 (the “Adjusted Payment(s)”).  To facilitate the calculation of the applicable excise tax, the Executive shall provide the Accountants with copies of the Executive’s Forms W-2 for the tax years the Accountants determine appropriate for their use in determining the application of Code Section 4999 and calculating any reduction under this Section 3(c).  The Accountants shall perform the calculations in conformance with the provisions of this Section 3(c), and shall provide the Executive with a copy of their calculations.

(d)           SECTION 409A.  If and to the extent necessary to avoid the imposition of accelerated or additional taxes under Section 409A of the Code, any payments to Executive under this Agreement that would have to be paid during the six month period following the date of termination shall be paid in a lump sum on the date that is six months following the date of termination.

4.           NO MITIGATION

                      The Company agrees that if the Executive’s employment with the Company terminates, he shall not be obligated to seek other employment or to attempt to reduce any amount payable to him under this Agreement.  Further, no amount of any payment hereunder shall be reduced by any compensation earned by the Executive as the result of employment by a subsequent employer or otherwise.

5.           NOTICES.

           Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, electronic transmission (with a copy following by hand or by overnight courier), by registered or certified mail, postage prepaid, return receipt requested or by overnight courier addressed to the other party.  All notices shall be addressed as follows, or to such other address or addresses as may be substituted by notice in writing:

                                           To the Company:

Millennium Cell Inc.
One Industrial Way West
Eatontown, New Jersey 07724
Fax: (732) 542-4010

To the Executive:

At his residence and facsimile address most recently filed with the Company.

6.           GENERAL PROVISIONS.

                      (a)           AMENDMENTS.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.

                      (b)           SEVERABILITY.  If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

                      (c)           PARTIAL INVALIDITY.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                      (d)           GOVERNING LAW/VENUE.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.  The state and federal courts in the State of New York shall have exclusive jurisdiction over any claims arising under this Agreement.

                      (e)           ENTIRE AGREEMENT; DEEMED OPTION AGREEMENT.  This Agreement contains the sole and entire agreement between the parties relating to the subject matter hereof.  This Agreement shall be deemed an “Option Agreement” for purposes of Section 6.5 of the Company’s Amended and Restated 2000 Stock Option Plan.

                      (f)           SURVIVAL.  Notwithstanding the termination of the term of this Agreement, the duties and obligations of the Company, if any, following the termination of the Executive’s employment following a Change in Control shall survive indefinitely.

                      (g)           WITHHOLDING.  The Company may deduct and withhold from any payments hereunder the amount that the Company, in its reasonable judgment, is required to deduct and withhold for any income, employment or excise taxes, whether federal, state or local.

                      (h)           NO OTHER COMPENSATION; EMPLOYEE AT WILL.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive is and shall remain an “employee at will” and shall not have any right to be retained in the employ of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MILLENNIUM CELL INC. By: /s/H. David Ramm Name: H. David Ramm Title: Chief Executive Officer
/s/Dr. Richard Mohring Name: Dr. Richard Mohring